Exhibit 10.2

MANAGEMENT INCENTIVE COMPENSATION PLAN (MICP)

2007 PLAN DOCUMENT

Table of Contents

1.0                                 Plan Objectives

2.0                                 Participation

3.0                                 Target Bonus

4.0                                 Funding

5.0                                 Payout Calculation

6.0                                 Payment of Awards

7.0                                 Plan Administration

8.0                                 Plan Approval

1.0                               PLAN OBJECTIVES

The Dade Behring Management Incentive Compensation Plan was developed to link a significant portion of Dade Behring’s management employees’ total cash compensation to the financial success of the company.

This program is an integral component of the company’s “pay-for-performance” philosophy. The objectives of the Plan are to:

•                  Support Dade Behring’s business plans and financial goals;

•                  Motivate and reward both individual performance and teamwork;

•                  Enable Dade Behring to attract and retain high quality managers.

The MICP plan structure is kept mostly consistent year over year for continuity and simplicity purposes. The emphasis on global Dade Behring results reinforce one Dade Behring. In addition, the understanding by participants will enhance the drive for results. Financial measures are reviewed each year to ensure they correlate with the Dade Behring overall strategy and creation of shareholder value. The 2007 plan continues to place emphasis on global Dade Behring results to encourage a company-wide focus on teamwork. Having said that, individual performance is also a vital part of the plan.

2.0          PARTICIPATION

All US employees in salary grade level 17 and above are eligible to participate in the Plan. Salary grade level 16 Product Managers are also eligible to participate in the Plan.

For non-US employees, the participation is based on the US equivalent grade level since global compensation structure is not formally in place in all countries.

All participants will be reviewed and approved by the Compensation Administrative Committee contingent upon the participant’s submission of Individual Performance Objectives (IPOs).

Individuals hired or promoted into a bonus eligible position on or before October 1st of the current year are eligible for a pro-rated bonus target based on the number of full months of participation in the Plan. (Note: The October 1st deadline does not apply to job changes impacting current participants in the plan. See Section 3.1 for clarification.)

Individuals hired or promoted into a bonus eligible position after September 30 are not eligible to participate until the succeeding plan year.

3.0                               TARGET BONUS

The target bonus percentage will be communicated directly to individuals through a participant letter from the CEO.

The MICP target bonus amount is determined by multiplying the participant’s annual base salary at the end of the plan year (as of December 31) by the participant’s target bonus percentage.

Please refer to Appendix A for an outline of the MICP target bonus percentage structure for the current plan year.

3.1                               Pro-rated Target Bonus

An individual hired or promoted into a bonus eligible position on or before October 1 is eligible for a pro-rated bonus target based on the number of full months of participation in the Plan. The participant’s target bonus percentage and pro-ration (number of eligible months in the Plan) should be outlined and communicated in the offer or promotion letter.

For Example:

Example	Hire or Promotion Date	Proration (# of mo)	Target %	Year end Annual Salary	Calculation	Target Bonus $
#1	March 12	10	10%	$70,000	($70,000 x 10%) x 10/12	$5,833
#2	July 16	5	15%	$80,000	($80,000 x 15%) x 5/12	$5,000

If a participant changes jobs during the year, resulting in a higher or lower target bonus percentage, the MICP target bonus amount is calculated on a pro-rated basis. The total target bonus amount is determined by multiplying the participant’s December 31 annual base salary by each applicable target percentage for the number of full months at that target percentage level.

For Example:

Effective Date	Grade Level	Proration (# of mo)	Target %	Year end Annual Salary	Calculation	Target Bonus $
Jan 2	17	5	10%	$90,000	($90,000 x 10%) x 5/12	$3,750
May 21	18	7	15%	$90,000	($90,000 x 15%) x 7/12	$7,875

Total Target Bonus:						$11,625

3.2                               Pro-ration Rule

The number of months of full participation will be based on Dade Behring’s “15th Day Rule”. That is, the effective date of the job change or hire date must be on or before the 15th day of the month for the whole month to be counted. If the job change or hire date takes place after the 15th of the month, the pro-ration will count from the following month.

4.0          FUNDING

Plan funding reflects performance of four Global Dade Behring financial measures. These measures fund independently of each other, meaning that one may fund while the others may not.

•EPS (Earnings per Share):	Net Income adjusted for changes in foreign currency rates divided by the diluted weighted average outstanding common shares.

•Cash Flow:

For MICP purposes: Cash from operations less capital spending and sale of assets as presented in SEC filed financial statements, plus cash from the exercise of stock options and employee stock purchase plan contributions. Target will be adjusted for changes in foreign currency.

•ROIC (Return on Invested Capital):	Net Operating Profit less adjusted taxes divided by Average Invested Capital.

•Revenue Growth:	Growth in sales over 2006 reported sales. The 2006 reported sales will be adjusted for changes in foreign currency so that the growth will be on a constant currency basis.

The 2007 MICP will fund 60% based on Dade Behring’s Earnings per Share performance, 15% on Cash Flow performance, 15% on ROIC performance, and 10% on Revenue Growth performance. Please refer to Appendix B for the detailed funding schedules.

The funding measurement targets have been approved by the Board of Directors and may be subject to technical adjustments as a result of business events or accounting transactions. This plan will be adjusted to eliminate the impact of any of the following categories if and only if the category results in a change to Pre-tax Income exceeding $5 million (no adjustment will be made for any category resulting in a change to Pre-tax Income not exceeding $5 million and each subheading is considered a separate category):

(i)                               restructuring charges or credits established under FAS 112 or FAS 146;

(ii)                            gain or loss on sale/disposal of a significant business;

(iii)                         gain or loss on early retirement of debt;

(iv)                        gain or loss on litigation;

(v)                           gain or loss on insurance recovery;

(vi)                        gain or loss on item treated as extraordinary under GAAP; or

(vii)                     gain or loss directly related to a change in GAAP after the establishment of such threshold.

MICP results that fall between performance levels will be interpolated.

5.0          PAYOUT CALCULATION

Once the MICP payout pools have been funded and approved by the Board of Directors, individual bonus payouts will be calculated. The actual MICP award will be based on two components:

a)              Dade Behring Overall Financial Performance

Sixty percent (60%) of a participant’s MICP award is based on how well Global Dade Behring has met its financial objectives (EPS, Cash Flow, ROIC and Revenue Growth).

b)              Individual Performance

Forty percent (40%) of a participant’s award is based upon individual performance. Each participant’s overall performance rating will be determined by his or her supervisor, using the LEADR process.

Some functions may mandate that 15% of the 40% individual performance payout will be measured by individual financial objectives. These financial objectives should reflect the way an individual supports his/her organization (such as region target, functional target, cost center budget, etc.). One financial target should be of immediate control (country target or cost center budget), with another financial target measured at a higher level to reinforce teamwork (region instead of countries, functional instead of departmental).

Other functions will measure individual performance based primarily on the overall LEADR performance rating as well as the results of individual performance objectives. These IPO’s may still include individual financial objectives, along with other project or initiative based goals.

Using the payout pool and distribution of performance ratings, the Corporate Compensation Department will develop a payout schedule. Final performance ratings and payouts will be approved by Dade Behring’s CEO. The total dollars granted under this portion cannot exceed the funded pool. Also, the total MICP payout for all participants cannot exceed the total funded pool.

5.1          Example 2007 Payout Calculation

The following example assumes that the participant’s target bonus is $10,000 and the participant’s individual performance is at target.

Measures	Performance to Plan	Funding Percent	Threshold	Target	Maximum	Bonus Payout
Global Dade Behring Results (60%)
36.0% Global DB EPS	100%	100%	$900	$3,600	$7,200	$3,600
9.0% Global DB Cash Flow	104%	130%	$225	$900	$1,800	$1,170
9.0% Global DB ROIC	N/A	100%	$90	$900	$1,800	$900
6.0% Global DB Revenue Growth	N/A	130%	$150	$600	$1,200	$780
Individual Performance (40%)
40.0% Individual Performance	100%	100%	$0	$4,000	$8,000	$4,000
Total Bonus Opportunity			$1,365	$10,000	$20,000
Total MICP Payout						$10,450

6.0          PAYMENT OF AWARDS

Awards will be paid on or around March 15 of the following year. A participant must be an active employee on December 31 of the current plan year in order to receive an MICP award.

If a participant dies, retires at age fifty-five (55) or older, or is involuntarily terminated (except for cause), plan participation will be pro-rated. If the termination date is on or before the 15th of the month, that month will not be counted. If the termination takes place after the 15th of the month, the pro-ration will include that month.

If a participant resigns prior to January 1of the following year, or is terminated for cause at any time prior to the current year MICP payout, no bonus award will be granted. Note: “Cause” is defined per Dade Behring’s “Performance and Conduct” policy.

The attainment of financial objectives does not guarantee a payment of an MICP award. MICP awards may be adjusted at the discretion of management based upon, but not limited to, the employee’s performance, conduct, and contribution.

In the United States, appropriate withholdings are deducted from the bonus award, such as income taxes, FICA, Saving Investment Plan (SIP) and Employee Stock Purchase Plan (ESPP). Withholdings will be made as appropriate for those employees who are subject to the tax laws of other countries.

7.0                               PLAN ADMINISTRATION

This document outlines the 2007 Management Incentive Compensation Plan (Plan) for Dade Behring Inc. This Plan is a statement of intention and does not constitute a guarantee of a particular payment. This Plan does not create a contractual relationship or any contractually enforceable rights between Dade Behring and the participants.

The Dade Behring Management Incentive Compensation Plan is administered by the Compensation Administrative Committee, as directed by the Board of Directors. The Compensation Administrative Committee consists of the CEO, the SVP Human Resources and VP Compensation, Benefits and HRIS.

The Board of Directors reserves the right within its sole discretion:

•                  To amend, modify or cancel any provision of the Plan in whole or in part at any time;

•                  To eliminate, reduce, modify, or withhold awards based on such factors as changes in business conditions, individual performance, company performance, or any other reason;

•                  To interpret the Plan and make decisions on all questions and issues arising under the Plan and its decisions are final.

Any questions about this document should be directed to Corporate Compensation.

8.0                               PLAN APPROVAL

The 2007 MICP plan was approved by the Dade Behring Board of Directors.